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LAM RESEARCH CORPORATION

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Lam Research Corporation
4650 Cushing Parkway
Fremont, CA 94538-6470 U.S.A.
Main: 1-510-572-0200
www.lamresearch.com

October 15, 2020

Re:	Lam Research Corporation 2020 Annual Meeting of Stockholders

Supplemental Information Regarding Proposal #2 – Advisory Vote to Approve Our Named

Executive Officer Compensation, or “Say on Pay”

Dear Stockholders,

At Lam Research Corporation’s 2020 Annual Meeting of Stockholders, you will be asked to cast an advisory vote to approve our named executive officer compensation, or “Say on Pay”. Our Board of Directors has recommended that you cast your vote in favor of this proposal. The purpose of this letter is to provide some additional detail regarding our response to the vote on our Say on Pay proposal at our 2019 Annual Meeting, in response to some concerns that have been expressed regarding our use of special, one time equity awards in December 2018.

In response to those concerns, we would like to clarify our view regarding the future usage of such awards. As was noted in our proxy statement, we view the December 2018 special equity awards as a one-time supplement to our regular compensation program that served a critical purpose in our management transition, by stabilizing our leadership structure, maintaining our focus on execution to our plans, and avoiding potential disruption and distraction at a critical time. However, we understand that some stockholders were concerned by the structure of these awards, including the lack of performance conditions. Going forward, we will not grant one-time equity awards to our NEOs without a performance-based component.

Our executive compensation program is designed to pay for performance, and we believe it is in the best interests of our stockholders. We encourage you to vote FOR all of the proposals included in our proxy statement, including the Say on Pay proposal.

We appreciate your continued support.

Sincerely,

Abhijit Y. Talwalkar	Catherine P. Lego
Chairman of the Board	Chair, Compensation and
Member, Compensation and	Human Resources Committee
Human Resources Committee

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